[GRAPHIC]	Exhibit 10.31

September 12, 2001

Jeremy Rossen

Director, Corporate Development

Somera Communications. Inc.,

5383 Hollister Avenue

Santa Barbara. CA 93111

Dear Jeremy:

This side letter shall amend your previously executed employment offer letter dated September 19, 2000 with Somera Communications. Inc. (the “Company”). This side letter hereby confirms our commitment, in the event that your employment with Somera is involuntarily terminated by the Company other than for “Cause” (as such term is defined below), to provide you with compensation in an amount equal to six (6) months of your then-current base salary, plus the continuation of standard employment benefits for a six-month period.

For purposes of this side letter, the term “Cause” shall mean (1) a material act of dishonesty made by you in connection with your responsibilities as an employee, (2) your conviction of, or pica of nolo contendere to, a felony, (3) your gross misconduct in connection with the performance of your duties as an employee, or (4) your material breach of your obligations under any other agreement you have with Somera: provided, however, that with respect to clauses (3) and (4), such actions shall not constitute Cause if they are cured by you within thirty (30) days following delivery to you of a written explanation specifying the basis for the Company’s beliefs with respect to such clauses.

Please acknowledge your receipt and acceptance of this side letter where indicated below.

Sincerely,

/s/ Dan Firestone

Dan Firestone Somera Communications, Inc. President and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED

/s/ Jeremy Rossen

Jeremy Rossen

SOMERA COMMUNICATIONS 5383 Hollister Ave., Santa Barbara, CA 93111 T 805.681.3322 F 805.681.3325

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September 19, 2000

Dear Jeremy:

I am pleased to offer you the Director of Corporate Development position with Somera Communications, Inc. (the “Company”). For this position, you will receive a compensation plan split into five sections.

•	Monthly base compensation of $12,500.00 paid on a semi-monthly basis in accordance with the Company’s normal payroll procedures. Start date to formally begin upon immediate written acceptance of offer.

•	A target bonus designed to achieve $15,000.00 annually. The Target Bonus will be based upon the performance objectives designed and further specified by Dan Firestone upon Commencement of employment.

•

It will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 100,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. The option shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and, subject to accelerated vesting as set forth below, shall be vested with respect to twenty-five percent (25%) as of the first anniversary of your date of employment and shall thereafter vest at the rate of l/36th of the remaining seventy-five percent (75%) on the first day of each month following the first anniversary of your date of employment. In addition, in the event of (i) a Change in Control (as defined below), and if, on or subsequent to the closing date of the transaction(s) giving rise to such Change in Control you are terminated (either voluntarily or involuntarily), then the 25% of shares that are then unvested, if any, shall vest automatically immediately on the date that your employment with the Company (or its successors) is terminated. “Change in Control” shall mean (i) a merger of the Company with or into another corporation, or (ii) a transaction or series of transactions involving or the sale of all the voting stock or all or substantially all of the assets of the Company where, in any such event, the shareholders of the Company immediately preceding such transaction(s) do not hold at least a majority of the voting stock of the entity surviving the merger (in the case of clause (i)) or purchasing the assets or stock (in the case of clause (ii)). Such vesting shall be conditioned upon Employee’s continued employment with the Company as of each vesting date.

•	Relocation Expense Reimbursement. Costs will cover reasonable and actual relocation costs and will be grossed up to accommodate expense on taxation issues. Reasonable costs for relocation may include: buyout of current lease, moving expenses covering the physical move for furnishings, trip to new location, rental finding assistance, home finding assistance, temporary housing, storage for furnishings and other incidentals as required. The Company will pay travel expenses for two house-hunting trips to the Santa Barbara Area.

•	Inclusion on health care plan for partner if needed, or reimbursement of approximate comparable coverage.

Your job performance will be reviewed periodically at the request of either party; however, in no event will such review be performed less frequently than every 12 months. A performance review will be scheduled for no later than one year following commencement of employment.

In addition, you are entitled to three weeks of vacation per year.

You should be aware that your employment with the Company constitutes at-will employment and your employment relationship may conclude at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I have very much enjoyed our brief conversations and feel that you would be an excellent addition to our team. I believe that with your experience and capabilities, you are in an excellent position to make a significant contribution to Somera’s continued success.

I am sure that you will find this opportunity both exciting and challenging, and I hope that you find these terms of employment acceptable. Should you have any questions and/or comments, please don’t hesitate to call.

Warmest regards,

Juanita Hendrickson Director, Human Resources

Agreed and Accepted:

/s/ Jeremy Rossen	September 29, 2000

Jeremy Rossen	Date